UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2009

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30229	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2009, the Registrant’s Board of Directors (the “Board”) increased the size of the Board from seven to eight members, and elected Mr. James K. Brewington as a director to fill the vacancy on its Board.  Mr. Brewington will serve until the 2009 Annual Meeting of Stockholders or his successor is duly appointed and qualified.

Mr. Brewington retired as President of Developing Markets at Lucent Technologies in 2007.  Prior to heading Lucent’s Developing Markets group, Mr. Brewington served as president of Lucent’s Mobility Solutions Group, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management.  Mr. Brewington joined Lucent in 1996.  He began his career at AT&T in 1968, and has held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories.  Mr. Brewington serves on the Board of Directors of Kopin Corp. and advises several technology startup companies.  Mr. Brewington was recommended to the Board by the Nominating and Corporate Governance Committee of the Board in accordance with the provisions of the Nominating and Corporate Governance Committee Charter.

Mr. Brewington was one of the candidates identified to the Registrant and the Nominating and Corporate Governance Committee to serve on the Board by Legatum Capital Limited (“Legatum”) pursuant to the agreement between the Registrant and Legatum, dated January 9, 2009.  There are no transactions in which Mr. Brewington has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Brewington will be granted options, pursuant to the Registrant’s 2007 Stock Incentive Plan, to purchase 50,000 shares of the Registrant’s common stock with an exercise price of the closing share price of the Registrant’s common stock on the date of grant, May 15, 2009.  Such option will vest over a four-year period so long as Mr. Brewington remains a member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2009	SONUS NETWORKS, INC.

By:
/s/ Richard J. Gaynor
Richard J. Gaynor
Chief Financial Officer